Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 6, 2020 , except for Note 21(c) as to which the date is October 2, 2020, in the Registration Statement (Form S-1) and related Prospectus of Codiak BioSciences, Inc. dated February 9, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 9, 2021